SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 23, 2011

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 23, 2011, Eduardo Castro-Wright, Vice Chairman, President and Chief Executive Officer, Global eCommerce and Global Sourcing of Wal-Mart Stores, Inc. (the “Company”), notified the Company that he will retire from the Company, effective on the close of business on July 1, 2012 and will remain employed as an associate through such date. The Company anticipates naming new leaders for its Global eCommerce and Global Sourcing businesses on or before the end of its current fiscal year, which is January 31, 2012.

(e) On September 23, 2011, the Company entered into a retirement agreement with Mr. Castro-Wright, which provides that Mr. Castro-Wright’s employment will continue through July 1, 2012 (the “Agreement”). The Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. Mr. Castro-Wright will receive his current annual salary through January 31, 2012, and he will receive a reduced annual salary from February 1, 2012 through July 1, 2012. He will be eligible to participate in the Company’s Management Incentive Plan and Performance Share Plan through January 31, 2012, and his unvested equity consisting of stock options, restricted stock rights and restricted stock will continue to vest in the normal course through July 1, 2012. Mr. Castro-Wright will not receive any new equity awards and will forfeit all unvested equity outstanding as of his retirement on July 1, 2012, with the exception of 42,035 shares of restricted stock originally scheduled to vest on January 31, 2013, which vesting will be accelerated to the date of Mr. Castro-Wright’s retirement on July 1, 2012. The Agreement includes non-competition and non-solicitation provisions that are effective through July 1, 2014. Mr. Castro-Wright will receive certain payments under the Agreement totaling approximately $2.1 million in several installments through July 1, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Retirement Agreement by and between the Company and Mr. Castro-Wright dated September 23, 2011.

99.1	Press Release dated September 27, 2011 announcing a management change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2011

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President - General Counsel Corporate Division

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Retirement Agreement by and between the Company and Mr. Castro-Wright, dated September 23, 2011.

99.1	Press Release dated September 27, 2011 announcing a management change.

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